Exhibit 99 TCF Employees Stock Purchase Plan Financial Statements and Supplemental Schedules December 31, 2015, 2014 and 2013

TCF Employees Stock Purchase Plan Index – Financial Statements and Supplemental Schedules Page No. Report of Independent Registered Public Accounting Firm 1 Statements of Net Assets Available for Plan Benefits – as of December 31, 2015 and 2014 2 Statements of Changes in Net Assets Available for Plan Benefits - Years ended December 31, 2015, 2014 and 2013 3 Notes to Financial Statements 4 - 11 Supplemental Schedules: Schedule 1 – Schedule H, line 4i - Schedule of Assets (Held at End of Year) 12 Schedule 2 – Schedule H, line 4j - Schedule of Reportable Transactions 13

1 Report of Independent Registered Public Accounting Firm The Board of Directors of TCF Financial Corporation and The Plan Sponsor and Plan Administrator of the TCF Employees Stock Purchase Plan: We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2015. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2015 in conformity with U.S. generally accepted accounting principles. The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2015 and schedule of reportable transactions for the year ended December 31, 2015, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedules, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedules is fairly stated in all material respects in relation to the financial statements as a whole. /s/ KPMG LLP Minneapolis, Minnesota June 22, 2016

TCF Employees Stock Purchase Plan Statements of Net Assets Available for Plan Benefits 2 See accompanying notes to financial statements. As of December 31, 2015 2014 Assets: Investments at fair value: TCF Financial Stock Fund: TCF Financial Corporation common stock 124,681,373$ 139,602,632$ Cash and accrued interest receivable 20,468 53,101 Total TCF Financial Stock Fund 124,701,841 139,655,733 Mutual funds 113,141,030 104,305,675 Total investments 237,842,871 243,961,408 Contributions receivable 439,258 328,845 Notes receivable from participants - 162 Total assets 238,282,129 244,290,415 Liabilities: Distributions payable to participants 266,879 228,564 Net assets available for plan benefits 238,015,250$ 244,061,851$

TCF Employees Stock Purchase Plan Statements of Changes in Net Assets Available for Plan Benefits 3 See accompanying notes to financial statements. Year Ended December 31, 2015 2014 2013 Investment income/(loss): Dividends 4,063,683$ 3,566,400$ 3,265,280$ Total net appreciation/(depreciation) (18,573,423) 3,233,271 50,921,712 Total investment income/(loss) (14,509,740) 6,799,671 54,186,992 Deposits and contributions: Participant deposits 21,325,241 18,835,913 17,134,506 Employer cash contributions 10,520,481 9,661,244 8,941,888 Total deposits and contributions 31,845,722 28,497,157 26,076,394 Distributions: Withdrawals and distributions (22,962,256) (24,269,218) (17,029,318) Dividends (417,827) (431,887) (472,032) Total distributions (23,380,083) (24,701,105) (17,501,350) Administrative expenses (2,500) - - Increase/(decrease) in net assets available for plan benefits (6,046,601) 10,595,723 62,762,036 Net assets available for plan benefits: Beginning of year 244,061,851 233,466,128 170,704,092 End of year 238,015,250$ 244,061,851$ 233,466,128$

TCF Employees Stock Purchase Plan Notes to Financial Statements 4 (1) Accounting Policies Basis of Presentation The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting. All investments of the Plan are stated at fair value. Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method. Distributions are recorded when paid. Notes Receivable from Participants The Plan does not allow for loans to participants. In 2011, TCF Financial Corporation (“TCF Financial”) acquired Gateway One Lending & Finance LLC along with the Gateway One Lending & Finance 401(k) Plan (“GOLF Plan”). Due to the GOLF Plan merger, the Plan held a note receivable from a GOLF Plan participant as of year end 2014. Notes receivable from GOLF Plan participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes receivable are reclassified as distributions. During 2015 and 2014 no notes receivable from participants were reclassified as distributed. The GOLF Plan loan was fully paid back in 2015. Use of Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. These estimates are based on information available to the Plan sponsor at the time the estimates are made. Actual results could differ from those estimates. Risks and Uncertainties The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for plan benefits. The Plan provides for investment in TCF Financial common stock. At December 31, 2015 and 2014 approximately 52% and 57%, respectively, of the Plan’s total assets were invested in the common stock of TCF Financial. The underlying value of the TCF Financial common stock is entirely dependent upon the performance of TCF Financial and the market’s evaluation of such performance. Subsequent Event Effective January 1, 2016, TCF Financial will match the contributions of all participants with TCF Financial common stock at the rate of $1 per dollar for employees with one or more years of service up to a maximum company contribution of 5.0% of the employee’s covered compensation subject to the annual covered compensation limitation imposed by the Internal Revenue

TCF Employees Stock Purchase Plan Notes to Financial Statements 5 Service (“IRS”). Matching contributions made after January 1, 2016 will vest immediately. Recent Accounting Developments In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit- Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient (consensuses of the FASB Emerging Issues Task Force), which simplifies the measurement, presentation and related disclosures for fully benefit-responsive investment contracts and disclosures about plan investments and allows a plan with a fiscal year end that does not coincide with the end of a calendar month to make an accounting policy election to measure its investments and investment-related accounts using the month end closest to its fiscal year end. The adoption of this ASU will be required on a retrospective basis for Part I and II and a prospective basis for Part III beginning with the plan’s financial statements for the year ending December 31, 2016. Early adoption is allowed. The Plan elected to early adopt ASU 2015-12. In May 2015, the FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), which eliminates the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient pursuant to Accounting Standards Codification (“ASC”) 820, Fair Value Measurement. The adoption of this ASU will be required on a retrospective basis beginning with the Plan’s Form 11-K for the year ending December 31, 2016. Early adoption is allowed. The Plan elected to early adopt ASU 2015-07. The adoption of this ASU did not have an impact on the financial statements. (2) Employees Stock Purchase Plan The Plan is intended to meet the requirements of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The portion of the Plan that is invested in the TCF Financial Stock Fund is the Plan’s stock bonus portion, which is an employee stock ownership plan under Section 4975(e) of the Code, designed to invest primarily in TCF Financial common stock, and the portion of the Plan that is not invested in the TCF Financial Stock Fund is the Plan’s profit sharing portion; both portions are part of a plan that includes a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan sponsor is TCF Financial. For the years ended December 31, 2015 and 2014, Mercer Trust Company was the trustee of the Plan appointed to serve under the trust agreement. Record keeping administration of the Plan was managed by Mercer HR Services, LLC for the years ended December 31, 2015 and 2014. On December 31, 2015, Transamerica Retirement Solutions acquired Mercer HR Services, LLC.

TCF Employees Stock Purchase Plan Notes to Financial Statements 6 All full-time and part-time employees of TCF Financial and its subsidiaries are eligible to participate in the Plan. Participants may elect to invest, in increments of 1%, up to 50% of their covered compensation on a tax- deferred basis. Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial. The aggregate contributions are subject to the limits imposed by the IRS. The maximum annual limit was $18,000 for 2015 and $17,500 for 2014 and 2013, respectively. The Plan allows participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above. The maximum catch-up contribution was $6,000 for 2015 and $5,500 for 2014 and 2013, respectively. Participating employers match the contributions with TCF Financial common stock at the rate of 50 cents per dollar for employees with one through four years of service up to a maximum company contribution of 3.0% of the employee’s covered compensation, 75 cents per dollar for employees with five through nine years of service up to a maximum company contribution of 4.5% of the employee’s covered compensation and $1 per dollar for employees with ten or more years of service up to a maximum company contribution of 6.0% of the employee’s covered compensation. Employer contributions are made in cash which is used to buy TCF Financial common stock. All employee and employer contributions are invested in participant directed investments. Participants may elect to invest their employee account balance in any or all of the offered mutual fund investments or the TCF Financial Stock Fund. Employer matching contributions initially are invested in the TCF Financial Stock Fund, but participants may direct investment of employer matching contributions in available mutual funds; if a participant does not make a valid investment election with respect to any other contributions, including participant contributions, these contributions will be invested in the TCF Financial Stock Fund. The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. To date, no such contributions have been made. Participant contributions to the Plan vest immediately. Participants’ interests in the employer matching contributions generally vest at the rate of 20% per year (with full vesting after five years of service). The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986. Dividends paid on the TCF Financial Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant. Dividends paid from the mutual funds are reinvested in the mutual funds. Amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined. Other Plan obligations are paid directly by TCF Financial. Administrative expenses, which includes trustee, record keeper and audit fees, were paid by TCF Financial during 2015, 2014 and 2013 and totaled $589,986, $553,220 and $527,908, respectively. Any remaining forfeiture

TCF Employees Stock Purchase Plan Notes to Financial Statements 7 amounts are retained by the Plan to be used for payment of Plan obligations in future periods. The trustee redeposits to the Plan, on a monthly basis, all outstanding distribution checks which have not been cashed within nine months from date of issuance. During 2015, 2014 and 2013, the Plan received $39,252, $18,122 and $24,586 of redeposited distributions from the trustee and reissued distribution checks to former participants totaling $938, $15,766 and $16,570, respectively. As of December 31, 2015 and 2014, $266,879 and $228,564 of distributions were payable to former participants, respectively. Each participant may exercise voting rights for the TCF Financial common stock allocated to his or her Plan account. The Advisory Committee directs the voting of the shares of TCF Financial common stock allocated to participants’ accounts for which no direction is received from participants. Unallocated shares are voted in the same proportion as the allocated shares. TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees. In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances. (3) Income Tax Status TCF Financial has received a favorable tax determination letter from the IRS dated November 4, 2013, indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code. As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred contributions and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan. Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status. In accordance with applicable regulations the Plan administrator filed a request with the IRS for new determination letter on February 2, 2015, and received a favorable letter from the IRS dated March 30, 2016, continuing the current status. Based on the tax exempt status of the Plan, there are no accruals for income tax uncertainties. The Plan administrator believes the Plan is no longer subject to income tax examinations for the years prior to 2012 and there are currently no audits for any tax period in progress.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(4) Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial. Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2015		
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2015 Net Assets
TCF National Bank *	$ 16,265,663	$ 7,984,178	$ 201,892,078
Winthrop Resources Corporation	865,916	560,597	12,515,450
Gateway One Lending & Finance, LLC	2,734,692	1,193,459	11,310,280
TCF Inventory Finance, Inc.	1,089,235	552,577	6,331,480
TCF Financial	231,226	137,132	3,468,927
TCF Portfolio Services, Inc.	102,100	66,408	1,143,998
TCF Agency, Inc.	21,786	15,149	805,344
TCF Insurance Agency, Inc.	-	-	387,624
Great Lakes Mortgage, LLC	14,623	10,981	160,069
Total	$ 21,325,241	$ 10,520,481	$ 238,015,250

	Year Ended December 31, 2014		
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2014 Net Assets
TCF National Bank *	$ 14,564,144	$ 7,487,675	$ 207,693,764
Winthrop Resources Corporation	782,379	545,822	12,486,460
Gateway One Lending & Finance, LLC	2,063,303	883,819	9,355,267
TCF Inventory Finance, Inc.	1,113,723	514,431	7,524,137
TCF Financial	181,812	141,346	4,338,125
TCF Portfolio Services, Inc.	99,266	65,120	1,236,247
TCF Agency, Inc.	20,293	14,786	825,759
TCF Insurance Agency, Inc.	-	-	463,892
Great Lakes Mortgage, LLC	10,993	8,245	138,200
Total	$ 18,835,913	$ 9,661,244	$ 244,061,851

	Year Ended December 31, 2013		
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2013 Net Assets
TCF National Bank	$ 11,463,445	$ 6,125,633	$ 179,767,431
TCF Equipment Finance, Inc.	1,915,320	1,025,787	20,758,224
Winthrop Resources Corporation	751,597	534,117	12,101,492
Gateway One Lending & Finance, LLC	1,531,207	575,443	6,488,129
TCF Inventory Finance, Inc.	1,200,753	476,434	6,462,507
TCF Financial	165,524	136,477	5,300,100
TCF Portfolio Services, Inc.	77,954	48,843	1,179,262
TCF Agency, Inc.	18,952	13,424	819,868
TCF Insurance Agency, Inc.	-	-	475,321
Great Lakes Mortgage, LLC	9,754	5,730	113,794
Total	$ 17,134,506	$ 8,941,888	$ 233,466,128

*TCF Equipment Finance, Inc. merged with TCF National Bank on July 1, 2014.

8

TCF Employees Stock Purchase Plan Notes to Financial Statements 9 (5) Investments The Plan’s investments appreciated/(depreciated) in value as follows: (6) Fair Value Measurement FASB ASC 820, Fair Value Measurement, defines fair value and establishes a consistent framework for measuring fair value and disclosure requirements for fair value measurements. Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability, otherwise known as an “exit price”. At December 31, 2015 and 2014, assets held in trust for the Plan included investments in publicly traded stock and mutual funds. The fair value of level 1 assets are based upon quotes from independent asset pricing services based on active markets, which are considered level 1 under FASB ASC 820 and are measured on a recurring basis. At December 31, 2015 and 2014, there were no assets measured on a recurring basis that are based on observable market prices (level 2) or company determined market prices (level 3). The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value: • TCF Financial Stock Fund: Valued at the closing price reported in the active market in which the individual security is traded. • Mutual funds: Valued at the quoted net asset value of shares held by the Plan at year-end in the active market in which the individual mutual funds are traded. As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest level input that is significant to the fair value measurement. Year Ended December 31, 2015 2014 2013 Net appreciation/(depreciation): Realized gains on distributions, sales and share class changes: TCF Financial Stock Fund 2,659,302$ 3,225,982$ 1,773,863$ Mutual funds 2,661,493 2,971,636 2,118,186 Change in unrealized appreciation/ (depreciation) of investments: TCF Financial Stock Fund (18,208,189) (6,388,538) 34,083,097 Mutual funds (5,686,029) 3,424,191 12,946,566 Total net appreciation/(depreciation) (18,573,423)$ 3,233,271$ 50,921,712$

TCF Employees Stock Purchase Plan Notes to Financial Statements 10 The following table summarizes the Plan’s investment assets measured at fair value on a recurring basis: (7) Distributions and Forfeitures Cash and shares of TCF Financial common stock totaling $23,380,083, $24,701,105 and $17,501,350 were distributed in 2015, 2014, and 2013, respectively. In addition, at December 31, 2015 and 2014 there were $266,879 and $228,564 of distribution amounts paid to current and prior plan participants by check which had not yet been cashed. Outstanding distribution payments are shown as a liability reducing assets available for plan benefits. Forfeitures of unvested employer matching contributions were used to offset plan obligations as follows: Forfeitures to be used to offset future obligations are included in the money market fund. If participants are rehired by a participating employer within five years of termination, unvested balances forfeited are returned to the participants’ accounts. TCF Financial Stock Fund 124,701,841$ 139,655,733$ Mutual funds -Domestic equity 82,030,747 75,191,840 -Fixed income 13,290,836 12,356,159 -Money market fund 9,192,081 9,951,286 -International equity 8,627,366 6,806,390 Total at Fair Value 237,842,871$ 243,961,408$ Readily Available Market Prices (Level 1) As of December 31, 2015 As of December 31, 2014Plan Investments Year Ended December 31, 2015 2014 2013 Total forfeitures during year 404,249$ 473,354$ 391,999$ Forfeitures carried over from previous year 17,408 11,332 5,472 Interest on forfeited amounts 84 46 93 Forfeitures used to reinstate employee balances (16,252) (12,324) (11,232) Forfeitures used to fund employer contributions (402,000) (455,000) (375,000) Forfeitures to be used to offset future obligations 3,489$ 17,408$ 11,332$

TCF Employees Stock Purchase Plan Notes to Financial Statements 11 (8) Reconciliation to Form 5500 The accompanying financial statements for 2015 and 2014 differ from the Form 5500, as filed with the Department of Labor, as follows: The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500: (9) Party-in-Interest Transactions The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock. TCF Financial is a party-in-interest. These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code. During 2015, 2014 and 2013, TCF Financial did not purchase any shares of TCF Financial common stock from the Plan. During 2015, 2014 and 2013, the Plan purchased 1,341,437, 1,240,316 and 1,267,296 shares, respectively, of TCF Financial common stock from TCF Financial for $20,981,072, $19,725,518 and $18,392,247, respectively. The shares were purchased at current market prices with no commission fees. As of December 31, 2015 2014 Net assets available for plan benefits reported on the accompanying financial statements 238,015,250$ 244,061,851$ Liabilities including amounts due to participants (7,400) (20,391) Net assets available for plan benefits reported on Form 5500 238,007,850$ 244,041,460$ As of December 31, 2015 2014 Distributions to participants reported on the accompanying financial statements 23,380,083$ 24,701,105$ Add: Amounts allocated to withdrawing participants at year end 7,400 20,391 Less: Amounts allocated to withdrawing participants at the prior year end (20,391) (14,168) Distributions to participants reported on Form 5500 23,367,092$ 24,707,328$

12 Schedule 1 TCF Employees Stock Purchase Plan Schedule H, line 4i - Schedule of Assets (Held at End of Year) At December 31, 2015 *Parties-in-interest See accompanying Report of Independent Registered Public Accounting Firm. Shares Cost Current Value * Corporate Stock TCF Financial common stock 8,830,121 124,207,364$ 124,681,373$ Cash and accrued interest receivable 20,468 20,468 Total TCF Financial Stock Fund: 124,227,832 124,701,841 Mutual Funds Vanguard Institutional Index Fund 168,378 24,532,597 31,422,755 Vanguard Mid-Cap Index Fund 898,969 22,406,155 29,531,136 Vanguard Small-Cap Index Fund 397,302 16,715,375 21,076,856 Vanguard Intermediate-Term Bond Index Fund 1,180,358 13,493,038 13,290,836 Vanguard Prime Money Market Fund 9,192,081 9,192,081 9,192,081 Vanguard Developed Markets Index Fund 729,279 8,909,437 8,627,366 Total 219,476,515$ 237,842,871$ Description of Investment including the Identity of Issuer, Borrower or Similar Party and maturity date if applicable

13 Schedule 2 TCF Employees Stock Purchase Plan Schedule H, line 4j - Schedule of Reportable Transactions Year Ended December 31, 2015 Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets: *Parties–in-interest See accompanying Report of Independent Registered Public Accounting Firm. Number of Amount of Description of Asset Purchases Sales Purchases Sales Cost Net Gain TCF Financial common stock * 402 1,025 24,619,899$ 23,992,272$ 21,332,970$ 2,659,302$